Loan Agreement

Party A（Borrower）：Harbin Humankind Biology Technology Co., Limited

Party B（Lender）：Xin Sun
ID Card Number：23010219660523161X

On the basis of equality, voluntariness and negotiation, both Party A and Party B enter into this agreement about the loan.

I. Party B loans USD 510,894 to Party A.
II. Interest: No Interest.
III. Life of Loan: No fixed terms of repayment.
IV. Date and Method of Payments: Party A will make the repayments in cash according to the operation of its company.
V. Settlements of Diputes: apply for arbitration in local arbitration committee.
VI. This contract is taken into effect since signing date. This contract is executed in two copies with the same legal effect. Both parties hold one copy respectively.

Party A（Seal）：	Party B:
/s/ Xin Sun

Date:	Date: June 27, 2008